News Release

ASCENA RETAIL GROUP, INC. ANNOUNCES HOLIDAY SALES RESULTS AND
REAFFIRMS FULL YEAR EPS GUIDANCE RANGE

MAHWAH, NJ – January 11, 2016 – ascena retail group, inc. (NASDAQ – ASNA) (the “Company”) today announced consolidated comparable sales decreased 4% over the Holiday period, which represents performance from Saturday, November 21, 2015 through Sunday, January 3, 2016. The Company also reaffirmed its full year EPS guidance range of $0.75 to $0.80 for the 52-week period ending July 23, 2016.

Total Comparable Holiday Sales*
ANN Brands	(1)%
Justice	(15)%
Lane Bryant	6%
maurices	1%
dressbarn	(3)%
Catherines	(2)%
ascena	(4)%

*	Figures include ecommerce on a demand basis
David Jaffe, President and CEO, commented, “The Holiday period for specialty retail was marked by soft traffic and unseasonably warm conditions, and was highly competitive. Excluding the planned decline at Justice, consolidated comparable sales were flat to last year.”
Jaffe further commented, “Consistent with performance over the Black Friday week, performance was mixed across our portfolio through the holiday period. We were very pleased with the positive comp trend that we continue to see at Lane Bryant. Inventory levels were down significantly to last year across our ANN Brands and at Justice, which helped drive significant gross margin rate improvement. Justice’s negative comp sales performance was in line with our expectations, and the brand is set up well for the upcoming transition to Spring. Our maurices and Catherines brands faced very strong performance last year, with compounded two-year growth up high single digits at both brands. Finally, we saw a modest improvement in trend at dressbarn, with roughly flat comp performance over a two year period.”
Jaffe concluded, "We remain comfortable with our full year outlook, and are reaffirming our earnings per share guidance range of $0.75 to $0.80. We were a bit disappointed with our overall Holiday sales performance, and expect second quarter earnings per share will be below the $0.02 we had guided to at our December earnings call. We now see second quarter earnings per share between breakeven and ($0.03). However, inventories are very well controlled across ascena as we transition into the Spring season, and we are pleased with the continuing turnaround at Justice."

About ascena retail group, inc.

ascena retail group, inc. (NASDAQ: ASNA) is a leading national specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Ann Taylor, LOFT, Lou & Grey, Lane Bryant, Cacique, maurices, dressbarn, and Catherines brands, and for tween girls under the Justice brand. ascena retail group, inc. operates, through its 100% owned subsidiaries, ecommerce operations and approximately 5,000 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, visit ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, lanebryant.com, cacique.com, maurices.com, dressbarn.com, catherines.com, and shopjustice.com.

ascena Contacts

Investor Relations
(551) 777-6895
asc-ascenainvestorrelations@ascenaretail.com

ICR, Inc.
James Palczynski
Partner
(203) 682-8229
jp@icrinc.com